Exhibit 99.2

Prestige Brands Holdings, Inc.

Pro-Forma Combined Financial Information Introduction

(unaudited)

On January 31, 2012, the Company completed its previously announced acquisition of 15 over-the-counter (OTC) pharmaceutical brands sold in North America, including certain related contracts, trademarks and inventory, from GlaxoSmithKline plc and certain of its affiliates pursuant to the business sale and purchase agreement dated as of December 20, 2011.

On the closing date, the Company issued $250 million in aggregate principal amount of 8.125% Senior Notes due 2020. Also on the closing date, the Company entered into new senior secured credit facilities, consisting of (i) a $660 million term loan facility with a seven-year maturity and (ii) a $50 million asset-based revolving credit facility with a five-year maturity. No amounts were drawn under the new revolving credit facility at the closing date.

On March 30, 2012, the Company completed its previously announced acquisition of the Debrox® and Gly-Oxide® over-the-counter pharmaceutical brands sold in North America, including certain related contracts, trademarks and inventory (the “Two Brands” and together with the 15 Brands, the “GSK Brands”) from GlaxoSmithKline plc and certain of its affiliates pursuant to the business sale and purchase agreement dated as of December 20, 2011. The purchase price for these assets was $45 million in cash, subject to a post-closing inventory adjustment to be determined. The purchase price was funded with proceeds from the credit facilities entered into on January 31, 2012.

The accompanying unaudited pro forma combined balance sheet as of December 31, 2011 gives effect to the acquisition of the North America Divested Brands of GlaxoSmithKline plc, (the “GSK Brands”), by Prestige Brands Holdings, Inc. (‘Prestige”) giving effect to the transaction as if it had occurred on that date. The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2011 and for the nine months ended December 31, 2011 have been prepared to illustrate the effects of the transaction, as if it had occurred on April 1, 2010. The pro forma data has been derived from the audited financial statements of Prestige for the fiscal year ended March 31, 2011 and the unaudited financial statements of Prestige for the nine months ended December 31, 2011, the audited financial statements of the GSK Brands for the fiscal year ended December 31, 2010 and the unaudited financial statements of the GSK Brands for the nine months ended September 30, 2011. The GSK Brands have historically used a December 31 fiscal year end. For purposes of the pro forma combined financial information for the fiscal year ended March 31, 2011 and for the nine months ended December 31, 2011 herein, the year ended December 31, 2010 and the nine months ended September 30, 2011 was used for the GSK Brands, respectively. Additionally, the acquisition of the Blacksmith brands on November 1, 2010 and the Dramamine asset acquisition on January 6, 2011 have been included as if the business and assets were acquired by Prestige at the beginning of the respective periods.

The unaudited pro forma financial statements are not intended to reflect the results of the operations or the financial position of Prestige, which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

It is management's opinion that these pro forma financial statements represent the fair presentation, in all material respects, of the transaction described above applied on a basis consistent with Prestige’s accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.

Prestige Brands Holdings, Inc.
Pro Forma Balance Sheet
December 31, 2011
(unaudited)
(dollars in thousands)

	Historical
	Prestige Brands Holdings, Inc.	GSK Brands	Pro Forma Adjustments		Pro Forma

Assets
Cash and cash equivalents	$4,439	$-	$10,000	(a)	$14,439
Accounts receivable	50,163	-	-		50,163
Inventories	43,579	14,986	2,000	(b)	60,565
Prepaid expenses and other current assets	2,162	-	-		2,162
Deferred income tax assets	5,540	-	-		5,540
Total current assets	105,883	14,986	12,000		132,869
			-
			-
Property and equipment	1,238	-	-		1,238
Goodwill	153,696	-	-		153,696
Intangible assets	779,242	211,303	431,711	(b)	1,422,256
Other long-term assets	5,788	-	30,600	(a)	36,388
Total assets	$1,045,847	$226,289	$474,311		$1,746,447
			-
Liabilities and stockholders' equity			-
Accounts Payable	$23,977	$-	$-		$23,977
Accrued Expenses	29,081	-	-		29,081
Current portion of long term debt	-	-	6,575	(a)	6,575
Income Taxes Payable	5	-	-		5
Total current liabilities	53,063	-	6,575		59,638
			-
			-
Long-term debt, net of unamortized discount	429,632	-	709,525	(a)	1,139,157
Deferred income tax liabilities	161,502	-	-		161,502
Total liabilities	644,197	-	716,100		1,360,297

Total Stockholders’ Equity	401,650	226,289	(241,789)	(c)	386,150
Total Liabilities and Stockholders’ Equity	$1,045,847	$226,289	$474,311		$1,746,447

The accompanying notes are an integral part of these financial statements.

Notes to Pro Forma Balance Sheet (unaudited)

(a)	The unaudited pro forma combined balance sheet gives effect to the following pro forma adjustments and reflects incurrence of debt, payment of acquisition consideration to GSK, repayment of historical debt, and fees and expenses incurred in connection with the acquisition of the GSK Brands, all presented as if they occurred on December 31, 2011.

Source of funds for Pro Forma Balance Sheet (in thousands)

New Credit Facilities (in thousands):
New Secured Term Loan Facility	(1)	$650,100
New Revolving Credit Facility	(1)	-
Senior Notes due 2020	(2)	250,000
Total source of funds		$900,100
Use of funds (in thousands)
Purchase of equity and target net assets	(3)	$660,000
Existing Term Loan Refinancing	(4)	184,000
Cash for working capital		10,000
Fees and expenses	(5)	46,100
Total use of funds		$900,100

(1)	The New Senior Secured Credit Facilities will consist of (i) the $660 million New Term Loan Facility with a seven-year maturity net of the $10 million issuance discount and (ii) the $50 million New ABL Revolving Credit Facility with a five-year maturity.

(2)	Represents the principal amount of 8.125% Senior Notes due 2020.

(3)	Represents cash paid, based upon the estimated purchase price of the assets of the GSK Brands, subject to a purchase price adjustment, if any, based primarily on the value of inventory delivered upon the consummation of the Acquisition. The purchase price reflected above represents our estimate of the purchase price and adjustments as of the consummation of the Acquisition.

(4)	Based upon the aggregate principal amount outstanding as of December 31, 2011 of the Existing Senior Secured Credit Facilities. At December 31, 2011, the average interest rate on the Existing Senior Secured Credit Facilities was 4.75%.

(5)	Represents estimated fees and expenses payable by us associated with the Transactions, of which $33 million ($31 million net of existing debt issuance costs to be written off) relates to debt issuance costs to be capitalized.

(b)	Assumes the acquisition of the GSK Brands had been consummated on December 31, 2011 and was accounted for as a purchase in accordance with ASC 805, “Business Combinations.” Under purchase accounting, the estimated acquisition consideration is allocated to assets and liabilities based on their relative fair values. The pro forma adjustments are based upon a preliminary assessment of value and will be adjusted when valuations are finalized.

Total acquisition consideration allocation (in thousands)
Consideration paid to selling shareholders	$660,000
Less book value of assets acquired	226,289
Step-up to be allocated	$433,711

Preliminary allocation (in thousands)
Inventory	$2,000
Identifiable intangible assets	431,711
Preliminary allocation	$433,711

(c)	Represents the elimination of equity accounts for the GSK Brands upon the application of purchase accounting and certain expenses payable by us associated with the Transactions, which were not capitalized.

Prestige Brands Holdings, Inc.
Pro Forma Statement of Operations
For the Twelve Months ended March 31, 2011
(unaudited)
(dollars in thousands)

	Prestige Brand Holdings, Inc.	GSK Brands	Blacksmith Brand Holdings, Inc.		Dramamine acquired assets		Pro Forma Adjustments		Pro Forma
Net sales	$333,715	$207,342	$56,476	(e)	$13,945	(e)	$-		$611,478
Other revenue	2,795	-	-		-		-		2,795
Total revenue	336,510	207,342	56,476		13,945		-		614,273
Cost of revenue	165,632	64,676	26,318	(e)	4,441	(e)	-		261,067
Gross profit	170,878	142,666	30,158		9,504		-		353,206

Advertising and promotion expense	42,897	36,721	4,592	(e)	-		-		84,210
General and administrative	41,960	22,998	839	(e), (f)	(508)	(f)	(219)	(b)	65,070
Depreciation and amortization	9,876	10,311	284	(b)	-	(b)	(7,335)	(b)	13,136
Other expense (income), net	-	-	-		-		-		-
Total operating expenses	94,733	70,030	5,715		(508)		(7,554)		162,416
Operating income	76,145	72,636	24,443		10,012		7,554		190,790

Interest expense, net	27,317	-	3,908	(c)	-		51,968	(c)	83,193
Other non-operating income (expense)	(300)	(295)	-		-		-		(595)
Total other expense	27,617	295	3,908		-		51,968		83,788
Income before income taxes	48,528	72,341	20,535		10,012		(44,414)		107,002
Provision for income taxes	19,349	-	8,214	(d)	4,005	(d)	11,171	(d)	42,739
Income (loss) from continuing operations	29,179	72,341	12,321		6,007		(55,585)		64,263
Income (loss) from discontinued operations, net of income tax	591	-	-		-		-		591
Loss on sale of discontinued operations, net of income tax	(550)	-	-		-		-		(550)
Net income	$29,220	$72,341	$12,321		$6,007		$(55,585))		$64,304

 The accompanying notes are an integral part of these financial statements.

Prestige Brands Holdings, Inc.
Pro Forma Statement of Operations
For the Nine Months ended December 31, 2011
(unaudited)
(dollars in thousands)

	Prestige Brand Holdings, Inc.	GSK Brands	Pro Forma Adjustments		Pro Forma
Net sales	$304,678	$156,864	$-		$461,542
Other revenue	2,411	-	-		2,411
Total revenue	307,089	156,864	-		463,953
Cost of revenue	148,193	49,858	-		198,051
Gross profit	158,896	107,006	-		265,902

Advertising and promotion expense	38,580	28,709	-		67,289
General and administrative	32,366	18,499	(164)	(b)	50,701
Depreciation and amortization	7,683	413	2,508	(b)	10,604
Other expense (income), net	-	-	-		-
Total operating expenses	78,629	47,621	2,344		128,594
Operating income	80,267	59,385	(2,344)		137,308

Interest expense, net	24,973	-	37,426	(c)	62,399
Other non-operating income (expense)	5,063	58	-		5,121
Total other expense	19,910	(58)	37,426		57,278
Income before income taxes	60,357	59,443	(39,770)		80,030
Provision for income taxes	23,130	-	7,869	(d)	30,999
Income (loss) from continuing operations	37,227	59,443	(47,639)		49,031
Income (loss) from discontinued operations, net of income tax	-	-	-		-
Loss on sale of discontinued operations, net of income tax	-	-	-		-
Net income	$37,227	$59,443	$(47,639))		$49,031

 The accompanying notes are an integral part of these financial statements.

Notes to Pro Forma Statement of Operations (unaudited)

(a)	The unaudited pro forma consolidated financial statements have been prepared to reflect the asset acquisition of Dramamine and the application of purchase accounting under ASC 805, “Business Combinations,” for the acquisitions of the Blacksmith brands and the GSK Brands. The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2011 and for the nine months ended December 31, 2011 have been prepared to illustrate the effects of the acquisition of the GSK Brands, the acquisitions of the Blacksmith brands and the acquisition of the Dramamine assets as if they had occurred at the beginning of each respective period. The GSK Brands have historically used a December 31 fiscal year end. For purposes of the fiscal year ended March 31, 2011 data presented herein, a historical December 31, 2010 period was used for the GSK Brands.

(b)	These adjustments represent the amortization expense related to the purchase price and amortizable intangible assets for the acquisition of the Blacksmith brands, the acquisition of the Dramamine assets and the GSK Brands. The expenses associated with the GSK Brands have been estimated based upon the following assumptions:

Preliminary allocation (in thousands):
Inventory	$16,986
Brand intangibles - non-amortizable	590,003
Brand intangibles - amortizable	53,011
Illustrative consideration	$660,000

Amortization of intangibles (in thousands):
Total acquired intangibles	$643,014
Non-amortizable intangibles	590,003
Amortizable intangibles	53,011
Estimated useful life	19
Pro forma amortization	$2,757

Incremental amortization expenses related to the amortizable intangible assets have been included for the acquisition of the Blacksmith brands because our reported amortization expenses for the fiscal year ended March 31, 2011 included five months of amortization expense for the acquisition of the Blacksmith brands. The acquisition of the Blacksmith brands was completed on November 1, 2010. Accordingly, the pro forma adjustments for the fiscal year ended March 31, 2011 represents an additional seven months of amortization expense. The Dramamine brand was assigned an indefinite life and as such there is no pro forma adjustment for the amortization expense related to the Dramamine asset acquisition.

(c)	Reflects the interest expense as a result of the acquisition of the GSK Brands, which is calculated as

		Fiscal Year	Nine Months
		Ended	Ended
(In thousands)		March 31, 2011	December 31, 2011
Total cash interest from debt requirements of the Transaction	(1)	$77,321	$58,025
Amortization of deferred financing costs	(2)	5,872	4,374
Total pro-forma interest expense		83,193	62,399
Less: historical interest expense		(27,317)	(24,973)
Less: pro forma interest for the Blacksmith acquisition		(3,908)	-
Net adjustment to interest expense		$51,968	$37,426

(1)	Represents the interest on the outstanding and unused balance on the New Senior Secured Credit Facilities (variable rate), the 2018 Senior Notes, and the 2020 Senior Notes, together assuming a weighted average interest rate of 6.8%. An increase (decrease) of 25 basis points in the assumed interest rate would result in an increase (decrease) of $2.9 million per year in total interest expense.
(2)	Represents annual amortization expense on estimated $33.278 million of deferred financing fees, utilizing a weighted average maturity of 7.1 years, which approximates amortization under the effective interest rate method.

(d)	Reflects the tax effect of the pro forma adjustments and the pro forma impact of inclusion of a tax provision for the operating results of the GSK Brands, each at an estimated 40% effective tax rate.
(e)	The acquisition of the Blacksmith brands and the Dramamine asset acquisition were completed on November 1, 2010 and January 6, 2011, respectively. This adjustment records the impact to revenue and expenses as if these acquisitions occurred on April 1, 2010 (the first day of our fiscal year ended March 31, 2011).

(f)	In conjunction with the acquisition of the Blacksmith brands and the Dramamine asset acquisition, we incurred certain costs that were specific to each of the respective transactions (e.g., banker and professional fees), and these costs have been removed as a pro forma adjustment.